Exhibit 10.36

TENGION, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-employee directors of Tengion, Inc., a Delaware corporation (the “Company”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy shall be effective (the “Effective Date”) upon consummation of the Company’s Initial Public Offering (“IPO”) and supersedes all prior agreements and policies concerning compensation of the Company’s non-employee directors.

Cash Compensation

Annual Retainer for Board Service

Each non-employee director, other than such director who has been designated as the “chair” of the Board, shall be entitled to an annual cash retainer in the amount of $35,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer in equal quarterly installments calculated starting from the Effective Date through the Company’s first Annual Meeting of Stockholders (“Annual Meeting”). In the event the Company’s first Annual Meeting is more than one year after the Effective Date, each non-employee director shall be entitled to the Annual Retainer for the one year period after the Effective Date and a pro rata portion of the Annual Retainer to cover the period of time between the first anniversary of Effective Date and the first Annual Meeting. In the event the Company’s first Annual Meeting is less than one year after the Effective Date, each non-employee director shall be entitled to a pro rata portion of the Annual Retainer to cover the period of time between the Effective Date and the date of the first Annual Meeting. Thereafter, the Company shall pay the Annual Retainer in equal quarterly installments calculated starting from the date of each Annual Meeting at which the non-employee director is elected to the Board or on which the non-employee director is serving on the Board, as the case may be. If the non-employee director is elected to the Board other than at an Annual Meeting, the Annual Retainer shall be paid on a pro rata basis from the date of such election until the date of the next Annual Meeting. Upon any non-employee director’s termination of membership on the Board, no further Annual Retainer payments shall be due.

Annual Retainer for Chair of the Board Service

A non-employee director who serves as the Chair of the Board shall be entitled to an annual cash retainer in the amount of $55,000 (the “Chair of the Board Retainer”) in lieu of the Annual Retainer. The Company shall pay the Chair of the Board Retainer in equal quarterly installments calculated starting from the Effective Date through the Company’s first Annual Meeting. In the event the Company’s first Annual Meeting is more than one year after adoption of this Policy, the non-employee director serving as chair shall be entitled to the Chair of the Board Retainer for the one year period after the Effective Date and a pro rata portion of the Chair of the Board Retainer to cover the period of time between the one year anniversary of the Effective Date and the first Annual Meeting. In the event the Company’s first Annual Meeting is less than one year after the Effective Date, the non-employee director serving as the chair shall be entitled to a pro rata portion of the Chair of the Board Retainer to cover the period of time between the Effective Date and the date of the first Annual Meeting. Thereafter, Company shall pay the Chair of the Board Retainer in equal quarterly installments calculated starting from the date of each of the Company’s Annual Meeting. If the non-employee director is designated as Chair of the Board on a date other than the date of the Annual Meeting, the Chair of the Board Retainer shall be paid on a pro rata basis from the date of such election until the date of the next Annual Meeting. Upon a non-employee director’s termination of service as Chair of the Board, such non-employee director shall be entitled to receive an Annual Retainer (or pro rata portion thereof) as a member of the Board.

Board Committee Chair and Member Retainers

Compensation for service by a non-employee director on a committee of the Board shall be as set forth in the table below. In the event that a non-employee director’s committee assignment changes, his or her compensation shall be adjusted accordingly on a pro rata basis.

Position	Annual Cash Retainer
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Governance and Nominating Committee Chair	$6,000
Audit Committee Member	$7,500
Compensation Committee Member	$5,000
Governance and Nominating Committee Member	$3,000

Equity Compensation

Initial Equity Award for Directors

Each non-employee director shall automatically receive on the date such director becomes a member of the Board an option to purchase 7,000 shares of the Company’s common stock (an “Initial Award”); provided, however, in the case of a non-employee director serving on the Board as of the Effective Date, an Initial Award of 4,700 shares of the Company’s common stock shall be made to such director on the Effective Date. The Initial Award shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant; provided that Initial Awards made on the Effective Date shall have an exercise price equal to the gross offering price of a share of the Company’s common stock in the Company initial public offering The Initial Award shall vest on each quarter anniversary of the option grant date over a two-year period such that 100% of the shares of common stock covered by the Initial Award shall be fully vested on the two-year anniversary, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award.

Annual Equity Award for Continuing Board Members

Commencing with the 2011 Annual Meeting of Stockholders, each continuing non-employee director shall automatically receive a grant of an option to purchase 4,700 shares of the Company’s common stock (an “Annual Award”), with such option to have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Annual Award for continuing Board members shall vest on each quarter anniversary of the option grant date over a one-year period, subject to the non-employee director’s continued service to the Company through the vesting date.

“Fair market value” of the Company’s common stock shall be determined in accordance with the Company’s stockholder approved equity compensation plan in effect at the time of grant.

Provisions Applicable to All Non-Employee Director Equity Compensation Grants

All grants shall be subject to the terms and conditions of the Company’s stockholder approved equity compensation plan in effect at the time of grant and the terms of the option agreement issued thereunder.

Upon a non-employee director’s termination of membership on the Board, all vested options shall remain exercisable for three months (or such longer period as the Board may determine in its discretion on or after the date of grant of such option, to the extent consistent with Section 409A of the Internal Revenue Code). In the event that a non-employee director leaves the Board before the end of a quarter, any unvested options shall be vested through the quarter anniversary of the date of grant of such option following the date of termination of service. All unvested options shall be cancelled as of the last date of service on the Board.

Expense Reimbursement

All directors shall be entitled to reimbursement from the Company for their reasonable travel, lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business, provided such expenses are consistent with the Company’s travel and entertainment policy. The Company shall make reimbursement to director within a reasonable amount of time following submission by the director of reasonable written substantiation for the expenses.

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